EXHIBIT 21

Subsidiaries of the Registrant	Jurisdiction of Incorporation

SAS IP, Inc.	Wyoming

ANSYS Canada Limited	Ontario

2011767 Ontario, Inc.	Ontario

ANSYS Belgium, S.A.	Belgium

ANSYS France SAS	France

Ansoft France SAS	France

ANSYS Germany GmbH	Germany

ANSYS Italia, Srl.	Italy

ANSYS Sweden, AB	Sweden

ANSYS UK Limited	United Kingdom

Century Dynamics, Limited	United Kingdom

ANSYS UK Holding Company Limited	United Kingdom

ANSYS UK Simulation Software Limited	United Kingdom

ANSYS Japan K.K.	Japan

Ansoft Japan K.K.	Japan

Fluent China Holdings Limited	Barbados

Fluent Software (Shanghai) Co., Limited	Peoples Republic of China

ANSYS-Fluent (Shanghai) Engineering Software Trading Co., Ltd.	Peoples Republic of China

ANSYS Hong Kong Ltd.	Hong Kong

ANSYS Software Private Limited	India

Fluent India Private Limited	India

CFX Limited*	United Kingdom

Fluent Europe Limited*	United Kingdom

Silver Nugget Limited*	United Kingdom

ANSYS Europe Limited*	United Kingdom

*	Inactive subsidiaries